EXHIBIT 99.23

IAG Releases SoFit Mobile Update

September 25, 2012 08:20 | Source: InterAmerican Gaming

TORONTO, Sept. 25, 2012 (GLOBE NEWSWIRE) -- InterAmerican Gaming Inc. (Pink Sheets:IAGM) ("IAG" or "the Company") is pleased to announce an update on the success of the SoFit Mobile app launch. SoFit is a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter.

IAG is excited to be nearing the completion of their audit. Upon completion, IAG will complete their filings to become a fully reporting issuer and provide full disclosure and transparency through filed audit financial statements.

"Our team is very excited to be completing the Audit. We look forward to beginning the process of up-listing IAG to a more regulated SEC market, as well as exploring the opportunity for a dual listing." Marc Askenasi, President & CEO, Founder SoFit Mobile Inc.

About IAG and SoFit

IAG develops socially disruptive technologies. IAG builds industry-defining businesses through a combination of organic growth and acquisitions.

IAG's first product, SoFit, is a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter. The SoFit app is available for download for Apple and Android mobile devices from http://www.sofitmobile.com/.

For more information and to stay engaged with SoFit 'follow' us on Twitter @sofitmobile and 'like' us on Facebook @facebook.com/sofitmobile.

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.'s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

All assets can be accessed at http://www.sofitmobile.com/presskit.

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